As filed with the Securities and Exchange Commission on September 6, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PACIFICORP

(Exact name of registrant as specified in its charter)

Oregon	93-0246090
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

825 NE Multnomah Street

Portland, Oregon 97232-4116

(503) 813-5000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Andrew P. Haller

Senior Vice President, General Counsel and Secretary

825 NE Multnomah, Suite 2000

Portland, Oregon 97232-4116

(503) 813-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Alan R. Blank

Stoel Rives LLP

900 S.W. Fifth Avenue, Suite 2600

Portland, Oregon 97204

(503) 224-3380

Approximate date of commencement of proposed sale to the public:

From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1) (2)	Amount of Registration Fee (3)

First Mortgage Bonds and Unsecured Debt Securities
Total	$ 700,000,000	$ 82,390

(1)          The amount to be registered, the proposed maximum offering price per unit and the proposed maximum aggregate offering price for each class of securities being registered have been omitted in accordance with the General Instructions to Form S-3.

(2)          Estimated solely for the purpose of calculating the registration fee.

(3)          The amount of the registration fee has been calculated pursuant to Rule 457(o) under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

SUBJECT TO COMPLETION, DATED SEPTEMBER 6, 2005

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.  PACIFICORP MAY NOT SELL, OR ACCEPT OFFERS TO BUY, THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.  THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND THIS PROSPECTUS IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES, AND THERE SHALL BE NO SALES OF THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

$700,000,000

PACIFICORP

FIRST MORTGAGE BONDS

UNSECURED DEBT SECURITIES

PacifiCorp, an Oregon corporation (the “Company”), may from time to time offer:

•                  First Mortgage Bonds (“Additional Bonds”); and

•                  unsecured debt securities, including subordinated debt securities (“Unsecured Debt Securities”);

all at prices and on terms to be determined at the time of sale.  We may issue Additional Bonds and Unsecured Debt Securities (collectively, the “Securities”) in one or more issuances or series and the aggregate initial offering price thereof will not exceed $700,000,000.

We will provide specific terms of the Securities, including, as applicable, the amount offered, offering prices, interest rates, dividend rates, maturities and redemption or repurchase provisions, in supplements to this prospectus.  The supplements may also add, update or change information contained in this prospectus.  You should read this prospectus and any supplements carefully before you invest.

The Securities may be sold directly by us, through agents designated from time to time or through underwriters or dealers.  The supplements to this prospectus will describe the terms of any particular plan of distribution, including any underwriting arrangements.  The “Plan of Distribution” section on page 28 of this prospectus also provides more information on this topic.

Investing in our Securities involves risks.  See “Risk Factors” on page 3 for information on certain matters you should consider before buying our Securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus may not be used to consummate sales of Securities unless accompanied by a prospectus supplement relating to the Securities offered.

The date of this prospectus is                  , 2005

We have not authorized anyone to give you any information other than this prospectus and any supplements to this prospectus.  You should not assume that the information contained in this prospectus, any prospectus supplement or any document incorporated by reference in this prospectus is accurate as of any date other than the date mentioned on the cover page of those documents.  We are not offering to sell the Securities and we are not soliciting offers to buy the Securities in any jurisdiction in which offers are not permitted.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that PacifiCorp filed with the Securities and Exchange Commission (the “SEC”), using the “shelf” registration process.  Under this shelf registration process, we may, from time to time, sell the Securities described in this prospectus in one or more offerings up to a total dollar amount of $700,000,000.  This prospectus provides a general description of the Securities.  Each time we sell Securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering.  That prospectus supplement may include or incorporate by reference a detailed and current discussion of any risk factors and will discuss any special considerations applicable to those securities.  The prospectus supplement may also add, update or change information contained in this prospectus.  You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”  If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information contained in that prospectus supplement.

Unless otherwise indicated or unless the context otherwise requires, in this prospectus, the words “Company,” “we,” “our” and “us” refer to PacifiCorp, an Oregon corporation, and its predecessors, but do not include our subsidiaries.

For more detailed information about the Securities, you can read the exhibits to the registration statement.  Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.  See “Where You Can Find More Information.”

RISK FACTORS

Investing in our Securities involves risk.  Before purchasing any Securities we offer, you should carefully consider the following risk factors as well as the other information contained in this prospectus, any prospectus supplement and the information incorporated by reference herein in order to evaluate an investment in our Securities.  See “Forward-Looking Statements” and “Where You Can Find More Information” in this prospectus.  Additional risks and uncertainties that are not yet identified or that we think are immaterial may also materially harm our business, operating results and financial condition and could result in a loss on your investment.

Risks Related to Our Business

The proposed sale of all of our issued and outstanding common stock by our parent to MidAmerican Energy Holdings Company could cause regulators, customers, suppliers and other parties with whom we do business to delay or defer decisions, or change existing arrangements, affecting our business.

The proposed sale of all of our issued and outstanding common stock by our parent, PacifiCorp Holdings, Inc. (“PHI”), to MidAmerican Energy Holdings Company (“MidAmerican”), which is described herein under the caption “THE COMPANY–Recent Developments”, will be completed only if stated conditions are met, including various federal and state regulatory approvals.  Accordingly, there may be uncertainty regarding the completion of the transaction.  This uncertainty may cause customers, suppliers and other parties with whom we do business to delay or defer decisions concerning us, which could negatively affect our businesses.  Such parties may also seek to change existing agreements or arrangements with us as a result of the sale, or may choose not to continue to do business with us.  Any such delay or deferral of decisions or changes in existing agreements or arrangements could have a material adverse effect on our business regardless of whether the sale is completed.  Furthermore, the process of obtaining state regulatory approvals could delay the consideration of our pending general rate case filings and any future regulatory filings.  While we intend to pursue general rate increase requests as currently planned, delay of requested rate increases could defer or limit our ability to fully recover our operational expenses and the costs of necessary investments.

We are subject to market risk, counterparty performance risk and other risks associated with wholesale energy markets.

In general, market risk is the risk of adverse fluctuations in the market price of wholesale electricity and fuel, including natural gas and coal, which is compounded by volumetric changes affecting the availability of and/or demand for electricity and fuel.  We purchase electricity and fuel in the open market or pursuant to short-term or variable-priced contracts as part of our normal operating business.  If market prices rise, especially in a time when we require larger than expected volumes that must be purchased at market or short-term prices, we may have significantly greater expense than anticipated.  In addition, we may not be able to timely recover all, if any, of those increased expenses through ratemaking, due to retroactive ratemaking prohibitions, unless deferred accounting has been previously authorized.  Likewise, if electricity market prices drop in a period when we are a net seller of electricity in the wholesale market, we will earn less revenue, possibly to the extent of not recovering the cost of generating the electricity.  Wholesale electricity prices are influenced primarily by factors throughout the western United States relating to supply and demand.  Those factors include the adequacy of generating capacity, scheduled and unscheduled outages of generating facilities, hydroelectric generation levels, prices and availability of fuel sources for generation, disruptions or constraints to transmission facilities, weather conditions, economic growth, and changes in technology.  Volumetric changes are caused by unanticipated changes in generation availability and/or changes in our loads due to the weather, the economy and customer behavior.  Although we plan for resources to meet our current and expected retail and wholesale load obligations, our net power costs may be adversely impacted by market risk.

We are also exposed to risk related to performance of contractual obligations by our wholesale suppliers and customers.  We rely on suppliers to deliver natural gas, coal and electricity in accordance with short- and long-term contracts.  Failure or delay by suppliers to provide natural gas, coal or electricity pursuant to existing contracts could disrupt our ability to deliver electricity and require us to incur additional expenses to meet the needs of our customers.  In addition, as these contractual agreements end, we may not be able to continue to purchase natural gas, coal or electricity on terms equivalent to the terms of current contractual agreements.  We rely on wholesale customers to take delivery of the energy they have committed to purchase and to pay for the energy on a timely basis.  Failure of customers to take delivery may require us to find other customers to take the energy at lower prices than the original customers committed to pay.  At certain times of year, prices paid by us to obtain certain load balancing resources to satisfy our load requirements may exceed the amounts we receive through retail rates from those loads.  If the strategy we use to hedge the exposure to these risks is ineffective, we could incur significant losses.

We are subject to various operational and event risks.

We face a number of ongoing operational and event risks, particularly risks arising from the complexity and geographically dispersed nature of our operations.  In addition to those highlighted elsewhere in these risk factors, our management believes the following operational and event risks are significant:

•                                          Risks relating to our generation facilities:

•                                          Unscheduled outages at our thermal and hydroelectric plants could lead to loss of generating availability; and

•                                          Shortages in our physical fuel supply, including insufficient amounts of natural gas and of coal at a quality required for full generation at our coal-fired facilities, could also adversely affect our generation output and cost.

•                                          Risks relating to our distribution and transmission system:

•                                          Our distribution and transmission system could be adversely affected by catastrophic events such as fires, floods, severe weather, terrorist activities and other emergency conditions that can affect our network reliability; and

•                                          System restrictions, transmission scheduling and capacity limits could also negatively impact the reliability and operation of our distribution and transmission system.

•                                          Risks relating to our wholesale energy transactions:

•                                          Any rapid increase in load requirements, particularly if coupled with transmission constraints, could adversely impact our ability to meet the energy needs of our customers; and

•                                          Any rapid decrease in load requirements could result in excess energy that may need to be sold at depressed market prices.

•                                          Risks relating to our information technology:

•                                          Our critical information technology systems may suffer unanticipated failures, which could have a material adverse impact on our business operations.

•                                          Risks relating to our labor relations:

•                                          Work stoppages due to labor disputes or our inability to attract and retain key personnel and keep available skilled labor, upon which our operations rely, could have a material adverse effect on our results of operations.

•                                          Risks relating to our security:

•                                          The failure of our security policies and disaster recovery plans to adequately safeguard our assets could have a material adverse effect on our business operations and, consequently, our results of operations and financial condition.

Construction of new generating facilities may not be successful and may be adversely affected by numerous factors beyond our control.

We are in the process of having new generating facilities constructed in Utah, the Currant Creek and Lake Side Power Plants.  As demand and resource availability forecasts change, additional facilities may need to be constructed for or by us.  The construction and completion of these facilities without delays or cost overruns is subject to risks, including:

•                                          the effect of the Stock Purchase Agreement for the sale of all of our issued and outstanding common stock to MidAmerican on future resource procurement decisions;

•                                          changes in regulations or in their interpretation or implementation;

•                                          shortages and inconsistent quality of equipment, materials and labor;

•                                          transportation delays for major equipment;

•                                          work stoppages or delays due to labor disputes, safety violations or accidents;

•                                          substandard performance or delays by independent contractors;

•                                          the denial or delay in obtaining permits or approvals or the outcome of other regulatory matters;

•                                          adverse weather conditions;

•                                          unforeseen engineering problems;

•                                          adverse environmental and geological conditions;

•                                          delays or increased costs to interconnect our facilities to transmission grids;

•                                          increased costs of raw materials; and

•                                          other unanticipated cost increases.

In addition , if we are unable to complete the development or construction of a facility, or if we decide to delay or cancel the construction of a facility, we may not be able to recover our investment in that facility.

Construction delays and contractor performance shortfalls also can result in increased costs for purchased electricity and may, in turn, adversely affect our results of operations and financial position.  Furthermore, if construction projects are not completed according to specification, we may incur liabilities and suffer reduced plant efficiency, higher operating costs and reduced earnings.

Our operating results can be adversely affected by weather conditions.

Although our service territory has historically experienced complementary seasonal load patterns as a result of the geographically diverse area of our operations, weather conditions can significantly affect operating results.  For residential customers, within a given year, weather conditions are the dominant cause of usage variations from normal seasonal patterns.  For example, in periods of unusually hot summer weather, residential customers tend to use significantly greater amounts of electricity to run air conditioners, which may substantially increase summer peak loads.  Changes in weather conditions and other natural events could impact customer behavior and our loads.  Additionally, a portion of our supply of electricity comes from hydroelectric projects that are dependent upon rainfall and snowpack. During or following periods of low rainfall or snowpack, we may obtain substantially less electricity from hydroelectric projects and must purchase greater amounts of electricity from the wholesale market or from other sources at market prices.  This could lead to increased costs to us.  Accordingly, our operating results could be adversely affected by variations in weather conditions.

Our recovery of costs is subject to regulatory review, and our inability to recover costs may adversely affect our operating income.

We are subject to the jurisdiction of federal and state regulatory authorities.  The Federal Energy Regulatory Commission (“FERC”) establishes tariffs under which we provide wheeling (transmission) service to the wholesale market and the retail market for states allowing retail competition.  FERC also establishes both cost-based and market-based tariffs under which we sell electricity at wholesale and has licensing authority over most of our hydroelectric generation facilities.  In addition, the utility regulatory commissions in each state independently determine the rates we may charge our retail customers in that state.

Each state’s rate-setting process is based upon the state commission’s acceptance of an allocated share of our total costs for purposes of setting that state’s retail rates.  When different states adopt different methods to address this interjurisdictional cost allocation issue, some costs may not be incorporated into rates in any state.  Ratemaking is done on the basis of normalized costs, so if in a specific year realized costs are higher than normal, rates will not be sufficient to cover those costs.  Likewise, if in a given year costs are lower than normal or revenues are higher, we may retain the resulting higher-than-normal profit.  Each commission sets rates based on a test year established according to that commission’s policies.  Certain states use a future test year or allow for escalation of historical costs.  In states that use a historical test year, rate adjustments could lag behind cost increases, or decreases, by up to two years.  This regulatory lag causes us to incur costs, including new investments, for which recovery through rates is delayed.  In addition, each commission decides what level of expense and investment is necessary, reasonable and prudent in providing service.  If a commission decides that part of our costs do not meet this standard, those costs will be disallowed and not recovered in rates.  For these reasons, the rates authorized by the regulators may be less than the costs incurred by us to provide electrical service to our customers in a given period.

Several of our hydroelectric projects are in some stage of FERC relicensing under the Federal Power Act.  The relicensing process is a political and public regulatory process that involves sensitive resource issues.  We cannot predict with certainty the requirements that may be imposed during the relicensing process, the economic impact of those requirements, whether new licenses will ultimately be issued or whether we will be willing to meet the relicensing requirements to continue operating our hydroelectric projects.

Federal, state and local authorities regulate many of our activities pursuant to laws designed to restore, protect and enhance the quality of the environment.  We cannot predict with certainty what material impact, if any, future changes in environmental laws and regulations may have on our consolidated financial position, results of operations, cash flows, liquidity and capital expenditure requirements.

We are subject to federal and state legislation, regulations and political risks that may adversely affect our business.

We conduct our business in conformance with a multitude of federal and state laws.  While many states have adopted policies providing retail electric competition which could have a significant impact on the manner in which utilities and other industry participants conduct their businesses, only California and Oregon have moved in this direction among the six states in which PacifiCorp serves retail consumers.  To date, the laws in California and Oregon have not caused a significant diminution of our retail customer base, but we cannot predict if changes in power markets may adversely affect our business in the future.  Other changes in laws and regulation affecting our business are ongoing, including, but not limited to, legislation limiting the ability of public utilities to recover income tax expense in retail rates, and we cannot predict the future course of changes in this regulatory environment or the ultimate effect that this changing regulatory environment will have on our business.

Our business is subject to the jurisdiction of state and federal environmental authorities, and any changes in environmental regulation or in the interpretation of existing regulations could negatively affect our results of operations.

Federal, state and local authorities regulate many of our activities pursuant to laws designed to restore, protect and enhance the quality of the environment.  Air quality requirements are of particular concern because of our generating resources.  State legislatures meet at varying times with varying agendas and policy goals, and state air quality regulations could require us to reduce emissions beyond the requirements under federal laws and regulations.  In addition, existing regulations may be revised or reinterpreted, new laws and regulations may be adopted or become applicable to us or our facilities, and future changes in laws and regulations may have an adverse effect on our business or results of operations.  We cannot predict with certainty what material impact, if any, future changes in environmental laws and regulations may have on our consolidated financial position, results of operations, cash flows, liquidity and capital expenditure requirements.  Compliance with environmental legislation can require significant expenditures, including expenditures for equipment to control air emissions, clean up costs and damages arising out of contaminated properties, and failure to comply with environmental legislation may result in the imposition of fines and penalties.  Costs of complying with environmental regulations could adversely affect our financial condition or results of operations.

Threats or acts of terrorism could negatively impact our business.

Terrorism threats, both domestic and foreign, are an ongoing risk to the entire utility industry, including us.  Specific potential disruptions to operations and information technologies or destruction of facilities from terrorism are not readily determinable.  We have identified critical assets, created an effective management structure to respond to threats and developed several approaches to security to meet the changed environment.  A project is well under way that implements a comprehensive security plan, starting with the most critical assets.  This plan is meant to mitigate threats from terrorist attacks and to initiate contingency plans in case our physical facilities or information technology environment are attacked.  Additionally, the FERC and the North American Electric Reliability Council are promulgating standards to which we will be subject.  We have completed a self-assessment of our current security plan as part of the North American Electric Reliability Council 1200 Urgent Action standard, which is directing our efforts.  We are also communicating with the governmental entities in the United States and the United Kingdom that are charged with counteracting and preventing terrorist activities to help us refine our security approaches.  Although we have taken steps to mitigate threats from terrorism, any terrorist attack could have a material adverse effect on our business operations and, consequently, our results of operations and financial position.

Declines in the availability, or increases in the cost, of our insurance policies and increases in self-insurance levels could result in material liabilities and costs, which could have a material adverse effect on our results of operations or financial position.

Our insurance strategy is to minimize and stabilize insurance costs, including uninsured losses.  Insurance is purchased where appropriate, while certain risks are self-insured.  This balance is monitored continually and modified as insurance market conditions and other factors change.

Our insurance program was reviewed during fiscal 2005.  No significant changes have been made to the range of coverages purchased from commercial insurers, and we believe the limits of coverage and level of deductibles are appropriate for the risks identified.  Market developments and new insurance products are analyzed as they become available, to identify whether they would be beneficial to our insurance program.

The energy insurance market has continued to show mixed trends in pricing over the past year.  For property insurance, there has been a general decrease in premiums, although the extent of decreases has shown signs of leveling off.  Other classes of insurance are still experiencing upward pressure on premiums.  We have worked closely with our insurance advisors and insurers to maintain efficiencies and long-term stability in premium costs.  Additional security requirements continue to be imposed by insurers, such as the requirement to post letters of credit as security for insurance programs, including surety bonds and workers’ compensation coverage.

Declines in the availability, or increases in the cost, of our insurance policies and increases in self-insurance levels could result in material liabilities and costs, which could have a material adverse effect on our results of operations or financial position.

Poor investment performance of pension plan holdings and other factors impacting pension plan costs could unfavorably impact our liquidity and results of operations.

As a result of the continuing recognition of losses from the decline in the equity markets from 2000 to 2002, and low interest rates, we anticipate that pension expense and our cash contributions into the pension trust will continue to increase in the near term.  We are exposed to further increases in both expense and contribution levels if the capital markets underperform our long-term return expectations.  In addition, low interest rates increase expense levels since our pension liability increases as the discount rate declines.  Increased expenses or cash funding obligations could have a material impact on our liquidity by reducing our cash flows and negatively affecting our results of operations.

We have a substantial amount of debt, which could adversely affect our ability to obtain future financing and limit our expenditures.

As of June 30, 2005, we had approximately $4.3 billion in total debt securities outstanding.  Our principal financing agreements contain restrictive covenants that limit our ability to borrow funds.  We expect that it will be necessary to supplement cash generated from operations, additional equity from PHI as required by the Stock Purchase Agreement with MidAmerican, and availability under committed credit facilities with new issuances of long-term debt.  However, if market conditions are not favorable for the issuance of long-term debt, or if such issuance requires the consent of MidAmerican and such consent is not given, it may be necessary for us to postpone planned capital expenditures, or take other actions, to the extent those expenditures are not fully covered by cash from operations, or additional PHI equity, and not available under committed credit facilities.  In addition, the sale of all of our common stock by PHI to MidAmerican would constitute an event of default under certain of our financing agreements.  If we are unable to obtain waivers of such default or amendments to those agreements or arrange replacement facilities and the sale is completed, the lenders may accelerate our outstanding indebtedness and exercise their other rights under these agreements.

Risks Related to Our Securities

Any lowering of the credit ratings of our senior debt would likely reduce the value of our Securities and may increase our borrowing costs.

On May 25, 2005, in connection with the public announcement of the proposed sale by our indirect parent company, Scottish Power plc (“ScottishPower”) and PHI to MidAmerican of all of our issued and outstanding common stock, Standard & Poor’s Ratings Services placed our senior secured and unsecured debt on credit watch with negative implications.  On May 26, 2005, Moody’s Investor Service affirmed its ratings of our debt but changed our rating outlook to developing from stable.  Any lowering of the credit rating of our senior debt generally would likely reduce the value of our Securities and may increase our borrowing costs.

We have not appraised the collateral upon which the lien of our Mortgage exists, and, if there is a default or a foreclosure sale, the value of the collateral may not be sufficient to repay the holders of the Additional Bonds.

We have not made any formal appraisal of the value of the collateral upon which the lien of our Mortgage exists.  The value of the collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers, the timing of the sale of the collateral and other factors.  Although we believe the value of the collateral substantially exceeds the indebtedness under the Additional Bonds and the other first mortgage bonds issued under our Mortgage, we cannot assure you that the proceeds from a sale of all of the collateral would be sufficient to satisfy the amounts outstanding under the Additional Bonds and our other first mortgage bonds secured by the same collateral or that such payments would be made in a timely manner.  If the proceeds were not sufficient to repay amounts outstanding under the Additional Bonds, then holders of the Additional Bonds, to the extent not repaid from the proceeds of the sale of the collateral, would only have an unsecured claim against our remaining assets.

Holders of our Unsecured Debt Securities would have a claim that is junior with respect to the assets securing our Additional Bonds and any other secured debt issued by us.

The first mortgage bonds (including Additional Bonds) that we issue under our Mortgage are secured by a first priority lien on specific utility property owned from time to time by us.  See “Description of Additional Bonds–Security and Priority.”  Unsecured Debt Securities will not have the benefit of the lien of our Mortgage, and payment to holders of our Unsecured Debt Securities will therefore be effectively subordinated to the payment of all of our outstanding first mortgage bonds from our properties that are subject to the lien of the Mortgage.

There is no existing market for the Securities, and we cannot assure you that an active trading market for the Securities will develop.

We do not intend to apply for listing of the Securities on any securities exchange or automated quotation system. There can be no assurance as to the liquidity of any market that may develop for the Securities. Accordingly, the ability of holders to sell the Securities that they hold or the price at which holders will be able to sell the Securities may be limited.  Future trading prices of the Securities will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities.

We do not know whether an active trading market will develop for the Securities.  To the extent that an active trading market does develop, the price at which a holder may be able to sell the Securities that it holds, if at all, may be less than the price paid for them.  Consequently, a holder may not be able to liquidate its investment readily, and the Securities may not be readily accepted as collateral for loans.

FORWARD-LOOKING STATEMENTS

This prospectus and any supplement and the additional information described under the heading “Where You Can Find More Information” may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  These “forward-looking statements” are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical fact, are “forward-looking statements” for purposes of these provisions.  Examples include discussions as to our expectations, beliefs, plans, goals, objectives and future financial or other performance or assumptions concerning matters discussed in this prospectus.  This information, by its nature, involves estimates, projections, forecasts and uncertainties that could cause actual results or outcomes to differ substantially from those expressed in the forward-looking statements found in this prospectus and the documents incorporated by reference in this prospectus.

Our business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond our ability to control.  We have identified a number of these factors in our filings with the SEC, including our Annual Report on Form 10-K which is incorporated by reference in this prospectus, and we refer you to those reports for further information.

The following are among the factors, in addition to those set forth above under “Risk Factors”, that could cause actual results to differ materially from the forward-looking statements:

•                                          the effect of the Stock Purchase Agreement for the sale of all of our issued and outstanding common stock to MidAmerican, including the consummation of the sale, potential obligations arising out of approval of the sale by regulatory bodies or the termination of the Stock Purchase Agreement;

•                                          the outcome of general rate cases and other proceedings conducted by regulatory commissions;

•                                          changes in prices and availability (for both purchases and sales) of wholesale electricity, natural gas and other fuel sources and other changes in operating costs that could affect our cost recovery;

•                                          changes in regulatory requirements or other legislation, including the recently enacted Energy Policy Act of 2005, legislation limiting the ability of public utilities to recover income tax expense in retail rates, industry restructuring and deregulation initiatives;

•                                          industrial, commercial and residential customer growth and demographic patterns in our service territories;

•                                          economic trends that could impact electricity usage;

•                                          choice of alternative suppliers by customers;

•                                          changes in weather conditions and other natural events that could affect customer demand or electricity supply;

•                                          a high degree of variance between actual and forecasted load and prices that could impact our hedging strategy and costs to balance electricity load and supply;

•                                          hydroelectric conditions, as well as natural gas and coal production and price levels, that could have a significant impact on electric capacity and cost and on our ability to generate electricity;

•                                          performance of our generation facilities, including the level of planned and unplanned outages;

•                                          the cost, feasibility and eventual outcome of hydroelectric facility relicensing proceedings;

•                                          changes in, and compliance with, environmental and endangered species laws, regulations, decisions and policies that could increase operating and capital improvement costs, reduce plant output and delay plant construction;

•                                          the impact of new accounting pronouncements on financial position and results of operations;

•                                          the impact of interest rates and investment performance on pension and post-retirement expense;

•                                          the impact of the newly formed Regional Transmission Entity, or the formation of any similar organization; and

•                                          timely and appropriate completion of our resource procurement process; unanticipated construction delays, changes in costs, receipt of required permits and authorizations, ability to fund resource projects and other factors that could affect future generation plants and infrastructure additions.

All of these factors are difficult to predict, contain uncertainties that may materially affect our actual results, and may be beyond our control.  New factors emerge from time to time, and it is not possible for our management to predict all such factors, nor can our management assess the impact of each such factor on us.

Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made.  The forward-looking statements in this prospectus and the documents incorporated by reference in this prospectus are qualified in their entirety by the preceding cautionary statements.

THE COMPANY

We are a regulated electricity company serving approximately 1.6 million residential, commercial and industrial customers in service territories aggregating approximately 136,000 square miles in portions of the states of Utah, Oregon, Wyoming, Washington, Idaho and California.  The regulatory commissions in each state approve rates for retail electric sales within their respective states.  We also sell electricity on the wholesale market to public and private utilities, energy marketing companies and incorporated municipalities.  The FERC regulates our wholesale activities.  We own, or have interests in, 69 thermal, hydroelectric and wind generating plants with an aggregate nameplate rating of 8,718.4 MW and plant net capability of 8,261.4 MW.  The FERC and the six state regulatory commissions also have authority over the construction and operation of our electric facilities.  We deliver electricity through 58,360 miles of distribution lines and 15,530 miles of transmission lines.

Our address and telephone number are:  PacifiCorp, 825 NE Multnomah, Suite 2000, Portland, Oregon 97232-4116; telephone: (503) 813-5000.

For additional information concerning our business and affairs, including our capital requirements and external financing plans, pending legal and regulatory proceedings, including the status of industry restructuring in our service areas and its effect on us, and descriptions of those laws and regulations to which we are subject, prospective purchasers should refer to the section “Where You Can Find More Information” and the documents incorporated by reference therein.

Recent Developments

On May 23, 2005, ScottishPower and PHI, our direct parent, executed a Stock Purchase Agreement (the “Stock Purchase Agreement”) providing for the sale of all our common stock held by PHI to MidAmerican Energy Holdings Company MidAmerican for a value of approximately $9.4 billion, consisting of approximately $5.1 billion in cash plus approximately $4.3 billion in net debt and preferred stock, which will remain outstanding at PacifiCorp.  MidAmerican is based in Des Moines, Iowa, and is a privately owned global provider of energy services.  Through its energy-related business platforms – CalEnergy, CE Electric UK, Kern River Gas Transmission Company, Northern Natural Gas Company and MidAmerican Energy Company – MidAmerican provides electric and natural gas services to 5 million customers worldwide.  The comprehensive federal energy legislation, known as the Energy Policy Act of 2005, approved by the U.S. Congress and signed into law by President Bush on August 8, 2005, includes a provision repealing the Public Utility Holding Company Act of 1935.  The repeal will take effect prior to the expected closing of the sale of PacifiCorp; as a result, approval of the transaction by the SEC will not be required.  See “Where You Can Find More Information” for information regarding the status of the transactions contemplated by the Stock Purchase Agreement.

The closing of the stock sale is subject to a number of conditions, including ScottishPower shareholder consent and regulatory notification and/or approvals from the FERC, the Department of Justice or the Federal Trade Commission, the Federal Communications Commission, the Nuclear Regulatory Commission and the public utility commissions in the states of Utah, Oregon, Wyoming, Washington, Idaho and California, as well as consents under existing third-party agreements.  ScottishPower shareholders approved the sale on July 22, 2005.  Pending satisfaction of the closing conditions, which is expected to occur in calendar 2006, the Stock Purchase Agreement requires ScottishPower to cause us to operate our business in the ordinary course consistent with past business practice.  The Stock Purchase Agreement also requires ScottishPower to obtain MidAmerican’s prior approval to certain actions taken by us beyond limits specified in the Stock Purchase Agreement, including:

•                                          borrowings or debt issuances;

•                                          capital expenditures;

•                                          construction or acquisition of new generation, transmission or delivery facilities or systems, other than as currently planned or necessary to fulfill regulatory commitments (for example, the construction of the Currant Creek and Lake Side Power Plants is permitted to proceed as planned);

•                                          unbudgeted significant acquisitions or dispositions;

•                                          modifications to material agreements with regulators;

•                                          issuance or sale of any capital stock to any person, other than PHI in certain circumstances;

•                                          adoption or amendment of employee benefit plans or material increases to employee compensation; and

•                                          payment of dividends to PHI.

Although we intend to, and the Stock Purchase Agreement requires ScottishPower to cause us to, operate our business in the normal course pending the sale to MidAmerican, some of the agreements and restrictions in the Stock Purchase Agreement may affect how we manage our affairs.  We also intend to pursue general rate increase requests as currently planned; however, management is unable to predict the impact, if any, of the proposed sale and the process of obtaining state regulatory approvals on the pending general rate increase requests and any future regulatory filings.

While the sale is pending and the Stock Purchase Agreement is in effect, ScottishPower and PHI have agreed to make common equity contributions to us of $125.0 million at the end of each quarter in fiscal 2006 and $131.25 million at the end of each quarter in fiscal 2007.  If the sale is completed, MidAmerican will refund to PHI the amount of required fiscal 2007 common equity contributions as an increase to the purchase price.  On June 30, 2005, PHI made its first quarterly common equity contribution of $125.0 million required by the Stock Purchase Agreement.

Until completion of the sale (or termination of the Stock Purchase Agreement), a joint executive committee with an equal number of representatives from ScottishPower and MidAmerican is facilitating the transactions contemplated in the Stock Purchase Agreement (including the process of obtaining required consents and approvals), integration planning and strategic development and will develop recommendations concerning the structure and our general operation prior to the closing.  If ScottishPower completes the sale, MidAmerican will cause the election of its own nominees as our directors and influence our management and policies following the sale.

The Stock Purchase Agreement may be terminated prior to completion by mutual agreement of MidAmerican and ScottishPower or otherwise in specified circumstances, including (i) material breach of the representations, warranties or covenants of the parties and (ii) the sale not being completed by May 23, 2006; however, if federal or state approvals have not been obtained but all other conditions have been fulfilled or are capable of being fulfilled as of May 23, 2006, either ScottishPower or MidAmerican may elect to extend the term of the Stock Purchase Agreement until February 17, 2007.  In addition, MidAmerican may terminate the Stock Purchase Agreement if ScottishPower’s board withdraws or adversely modifies its recommendation of the sale.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

Three Months Ended	Years Ended March 31,
June 30, 2005	2005	2004	2003	2002	2001
2.1x	2.5x	2.4x	1.7x	2.7x	1.4x

For purposes of this ratio, fixed charges represent consolidated interest charges, an estimated amount representing the interest factor in rents and preferred dividends of wholly-owned subsidiaries.  Preferred dividends of wholly-owned subsidiaries represents preferred dividends multiplied by the ratio which pre-tax income from continuing operations bears to income from continuing operations.  Earnings represent the aggregate of (a) income from continuing operations, (b) taxes based on income from continuing operations, (c) minority interest in the income of majority-owned subsidiaries that have fixed charges, (d) fixed charges and (e) undistributed income of less than 50% owned affiliates without loan guarantees.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement filed with the SEC.  The registration statement contains additional information and exhibits not included in this prospectus and refers to documents that are filed as exhibits to other SEC filings.  We file annual, quarterly and special reports and other information with the SEC.  Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov.  You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference rooms.  Our SEC filings are also available through the Investor Relations section of our website at www.pacificorp.com.  The information found on our website, other than any of our SEC filings that are incorporated by reference herein, is not part of this prospectus.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this prospectus and later information that we file with the SEC will automatically update or supersede this information.  We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until all of the securities covered by this prospectus have been sold:

•                  Annual Report on Form 10-K for the year ended March 31, 2005.

•                  Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.

•                  Current Reports on Form 8-K dated April 14, 2005, May 2, 2005, June 13, 2005, July 21, 2005 and August 29, 2005.

You may request a copy of these filings (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein), at no cost, by writing or telephoning us at the following address:

Investor Relations

PacifiCorp

825 NE Multnomah, Suite 2000

Portland, Oregon 97232-4116

Telephone: (503) 813-5000

You should rely only on the information contained in, or incorporated by reference in, this prospectus and the prospectus supplement.  We have not, and any underwriters, agents or dealers have not, authorized anyone else to provide you with different information.  We are not, and any underwriters, agents or dealers are not, making an offer of these Securities in any state where the offer or sale is not permitted.  You should not assume that the information contained in this prospectus and the prospectus supplement is accurate as of any date other than the date on the front of the prospectus supplement or that the information incorporated by reference in this prospectus is accurate as of any date other than the date on the front of those documents.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds to be received by us from the issuance and sale of the Securities will initially become part of our general funds and will be used to repay all or a portion of our short-term borrowings outstanding at the time of issuance of the Securities or may be applied to utility asset purchases, new construction or other corporate purposes, including the refunding of long-term debt.

DESCRIPTION OF ADDITIONAL BONDS

General

Additional Bonds may be issued from time to time under our Mortgage and Deed of Trust, dated as of January 9, 1989, as amended and supplemented (the “Mortgage”), with JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank), as successor trustee (the “Mortgage Trustee”).  The following summary is subject to the provisions of and is qualified by reference to the Mortgage, a copy of which is an exhibit to the Registration Statement.  Whenever particular provisions or defined terms in the Mortgage are referred to herein, those provisions or defined terms are incorporated by reference herein.  Section and Article references used below are references to provisions of the Mortgage unless otherwise noted.  The term “Bonds” refers to all first mortgage bonds issued under the Mortgage, including the Additional Bonds.

The Mortgage provides that in the event of the merger or consolidation of another electric utility company with or into us or the conveyance or transfer to us by another electric utility company of all or substantially all of that company’s property that is of the same character as Property Additions under the Mortgage, an existing mortgage constituting a first lien on operating properties of that other company may be designated by us as a Class “A” Mortgage.  (Section 11.06)  Bonds thereafter issued pursuant to the additional mortgage would be Class “A” Bonds and could provide the basis for the issuance of Bonds under the Mortgage.

We expect to issue Additional Bonds in the form of fully registered bonds and, except as may be set forth in any prospectus supplement relating to those Additional Bonds, in denominations of $1,000 and any multiple thereof.  They may be transferred without charge, other than for applicable taxes or other governmental charges, at the offices of the Mortgage Trustee, New York, New York.  Any Additional Bonds issued will be equally and ratably secured with all other Bonds issued under the Mortgage.  See “Book-Entry Issuance.”

Maturity and Interest Payments

Reference is made to the prospectus supplement relating to any Additional Bonds for the date or dates on which those Additional Bonds will mature, the rate or rates per annum at which those Additional Bonds will bear interest and the times at which any interest will be payable.  These terms and conditions, as well as the terms and conditions relating to redemption and purchase referred to under “—Redemption or Purchase of Additional Bonds” below, will be as established in or pursuant to resolutions of our Board of Directors (the “Board”) at the time of issuance of the Additional Bonds.

Redemption or Purchase of Additional Bonds

The Additional Bonds may be redeemable, in whole or in part, on not less than 30 days’ notice either at our option or as required by the Mortgage or may be subject to repurchase at the option of the holder.

Reference is made to the prospectus supplement relating to any Additional Bonds for the redemption or repurchase terms and other specific terms of those Additional Bonds.

If, at the time notice of redemption is given, the redemption moneys are not held by the Mortgage Trustee, the redemption may be made subject to their receipt on or before the date fixed for redemption and that notice shall be of no effect unless those moneys are so received.

While the Mortgage, as described below, contains provisions for the maintenance of the Mortgaged and Pledged Property, the Mortgage does not permit redemption of Bonds pursuant to these provisions.  There is no sinking or analogous fund in the Mortgage.

Cash deposited under any provisions of the Mortgage may be applied (with specific exceptions) to the redemption or repurchase of Bonds of any series.  (Section 7.03, Article XII and Section 13.06)

Security and Priority

Bonds issued under the Mortgage will be secured by a first mortgage lien on specific utility property owned from time to time by us and/or Class “A” Bonds, if any, held by the Mortgage Trustee.  The Lien of the Mortgage is subject to Excepted Encumbrances, including tax and construction liens, purchase money liens and other specific exceptions.

There are excepted from the Lien of the Mortgage all cash and securities (except those specifically deposited); equipment, materials or supplies held for sale or other disposition; any fuel and similar consumable materials and supplies; automobiles, other vehicles, aircraft and vessels; timber, minerals, mineral rights and royalties; receivables, contracts, leases and operating agreements; electric energy, gas, water, steam, ice and other products for sale, distribution or other use; natural gas wells; gas transportation lines or other property used in the sale of natural gas to customers or to a natural gas distribution or pipeline company, up to the point of connection with any distribution system; our interest in the Wyodak Facility; and all properties that have been released from the discharged Mortgages and Deeds of Trust, as supplemented, of Pacific Power & Light Company and Utah Power & Light Company and that PacifiCorp, a Maine corporation, or Utah Power & Light Company, a Utah corporation, contracted to dispose of, but title to which had not passed at the date of the Mortgage.  We have reserved the right, without any consent or other action by holders of Bonds of the Eighth Series or of any subsequently created series of Bonds (including the Additional Bonds), to amend the Mortgage in order to except from the Lien of the Mortgage allowances allocated to steam-electric generating plants owned by us, or in which we have interests, pursuant to Title IV of the Clean Air Act Amendments of 1990, as now in effect or as hereafter supplemented or amended.

The Mortgage contains provisions subjecting after-acquired property to the Lien thereof.  These provisions may be limited, at our option, in the case of consolidation or merger (whether or not we are the surviving corporation), conveyance or transfer of all or substantially all of the utility property of another electric utility company to us or sale of substantially all of our assets.  (Section 18.03)  In addition, after-acquired property may be subject to a Class “A” Mortgage, purchase money mortgages and other liens or defects in title.

The Mortgage provides that the Mortgage Trustee shall have a lien upon the mortgaged property, prior to the holders of Bonds, for the payment of its reasonable compensation and expenses and for indemnity against certain liabilities.  (Section 19.09)

Issuance of Additional Bonds

The maximum principal amount of Bonds that may be issued under the Mortgage is not limited.  Bonds of any series may be issued from time to time on the basis of:

(1)          70% of qualified Property Additions after adjustments to offset retirements;

(2)          Class “A” Bonds (which need not bear interest) delivered to the Mortgage Trustee;

(3)          retirement of Bonds or specific prior lien bonds; and/or

(4)          deposits of cash.

With specific exceptions in the case of clause (2) and (3) above, the issuance of Bonds is subject to our Adjusted Net Earnings for 12 consecutive months out of the preceding 15 months, before income taxes, being at least twice the Annual Interest Requirements on all Bonds at the time outstanding, including the issue of Additional Bonds, all outstanding Class “A” Bonds held other than by the Mortgage Trustee or by us, and all other indebtedness secured by a lien prior to the Lien of the Mortgage.  In general, interest on variable interest bonds, if any, is calculated using the rate then in effect.  (Section 1.07 and Articles IV through VII)

Property Additions generally include electric, gas, steam and/or hot water utility property but not fuel, securities, automobiles, other vehicles or aircraft, or property used principally for the production or gathering of natural gas.  (Section 1.04)

The issuance of Bonds on the basis of Property Additions subject to prior liens is restricted.  Bonds may, however, be issued against the deposit of Class “A” Bonds.  (Sections 1.04 through 1.06 and Articles IV and V)

Release and Substitution of Property

Property subject to the Lien of the Mortgage may be released upon the basis of:

(1)          the release of that property from the Lien of a Class “A” Mortgage;

(2)          the deposit of cash or, to a limited extent, purchase money mortgages;

(3)          Property Additions, after making adjustments for specific prior lien bonds outstanding against Property Additions; and/or

(4)          waiver of the right to issue Bonds.

Cash may be withdrawn upon the bases stated in (1), (3) and (4) above.  Property that does not constitute Funded Property may be released without funding other property.  Similar provisions are in effect as to cash proceeds.  The Mortgage contains special provisions with respect to specific prior lien bonds deposited and disposition of moneys received on deposited prior lien bonds.  (Sections 1.05, 7.02, 9.05, 10.01 through 10.04 and 13.03 through 13.09)

Certain Covenants

The Mortgage contains a number of covenants by us for the benefit of bondholders, including provisions requiring us to maintain the Mortgaged and Pledged Property as an operating system or systems capable of engaging in all or any of the generating, transmission, distribution or other utility businesses described in the Mortgage.  (Article IX)

Dividend Restrictions

The Mortgage provides that we may not declare or pay dividends (other than dividends payable solely in shares of our common stock (the “Common Stock”)) on any shares of Common Stock if, after giving effect to the declaration or payment, we would not be able to pay our debts as they become due in the usual course of business.  (Section 9.07)  Reference is made to the notes to the audited consolidated financial statements included in our Annual Report on Form 10-K incorporated by reference herein for information relating to other restrictions.

Foreign Currency Denominated Bonds

The Mortgage authorizes the issuance of Bonds denominated in foreign currencies, provided that we deposit with the Mortgage Trustee a currency exchange agreement with an entity having, at the time of the deposit, a financial rating at least as high as our financial rating that, in the opinion of an independent expert, gives us at least as much protection against currency exchange fluctuation as is usually obtained by similarly situated borrowers.  (Section 2.03)  We believe that this type of currency exchange agreement will provide effective protection against currency exchange fluctuations.  However, if the other party to the exchange agreement defaults and the foreign currency is valued higher at the date of maturity than at the date of issuance of the relevant Bonds, holders of those Bonds would have a claim on our assets that is greater than the claim to which holders of dollar-denominated Bonds issued at the same time would be entitled.

The Mortgage Trustee

JPMorgan Chase Bank, N.A. acts as lender under loan agreements with us and our affiliates, and serves as trustee under indentures and other agreements involving us and our affiliates.

Modification

The rights of bondholders may be modified with the consent of holders of 60% of the Bonds, or, if less than all series of Bonds are adversely affected, the consent of the holders of 60% of the series of Bonds adversely affected.  In general, no modification of the terms of payment of principal, premium, if any, or interest and no modification affecting the Lien or reducing the percentage required for modification is effective against any bondholder without the consent of the holder.  (Section 21.07)

Unless there is a Default under the Mortgage, the Mortgage Trustee generally is required to vote Class “A” Bonds held by it with respect to any amendment of the applicable Class “A” Mortgage proportionately with the vote of the holders of all Class “A” Bonds then actually voting.  (Section 11.03)

Defaults and Notice Thereof

“Defaults” are defined in the Mortgage as:

(1)          default in payment of principal;

(2)          default for 60 days in payment of interest or an installment of any fund required to be applied to the purchase or redemption of any Bonds;

(3)          default in payment of principal or interest with respect to prior lien bonds;

(4)          specified events in bankruptcy, insolvency or reorganization;

(5)          default in other covenants for 90 days after notice; or

(6)          the existence of any default under a Class “A” Mortgage which permits the declaration of the principal of all of the bonds secured by the Class “A” Mortgage and the interest accrued thereupon due and payable.  (Section 15.01)

An effective default under any Class “A” Mortgage or under the Mortgage will result in an effective default under all those mortgages.  The Mortgage Trustee may withhold notice of default (except in payment of principal, interest or funds for retirement of Bonds) if it determines that it is not detrimental to the interests of the bondholders.  (Section 15.02)

The Mortgage Trustee or the holders of 25% of the Bonds may declare the principal and interest due and payable on Default, but a majority may annul the declaration if the Default has been cured.  (Section 15.03)  No holder of Bonds may enforce the Lien of the Mortgage without giving the Mortgage Trustee written notice of a Default and unless the holders of 25% of the Bonds have requested the Mortgage Trustee to act and offered it reasonable opportunity to act and indemnity satisfactory to it against the costs, expenses and liabilities to be incurred thereby and the Mortgage Trustee shall have failed to act.  (Section 15.16)  The holders of a majority of the Bonds may direct the time, method and place of conducting any proceedings for any remedy available to the Mortgage Trustee or exercising any trust or power conferred on the Mortgage Trustee.  (Section 15.07)  The Mortgage Trustee is not required to risk its funds or incur personal liability if there is reasonable ground for believing that repayment of such funds or liability is not reasonably assured.  (Section 19.08)

Defeasance

Under the terms of the Mortgage, we will be discharged from any and all obligations under the Mortgage in respect of the Bonds of any series if we deposit with the Mortgage Trustee, in trust, moneys or government obligations, in an amount sufficient to pay all the principal of, premium (if any) and interest on, the Bonds of those series or portions thereof, on the redemption date or maturity date thereof, as the case may be.  The Mortgage Trustee need not accept the deposit unless it is accompanied by an Opinion of Counsel to the effect that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or, (b) since the date of the Mortgage, there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon the Opinion of Counsel shall confirm that, the holders of the Bonds or the right of payment of interest thereon (as the case may be) will not recognize income, gain or loss for federal income tax purposes as a result of the deposit, and/or ensuing discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if the deposit, and/or discharge had not occurred.  (Section 20.02.)

Upon the deposit, our obligation to pay the principal of (and premium, if any) and interest on those Bonds shall cease, terminate and be completely discharged and the holders of such Bonds shall thereafter be entitled to receive payment solely from the funds deposited.  (Section 20.02)

DESCRIPTION OF UNSECURED DEBT SECURITIES

General

The Unsecured Debt Securities may be issued from time to time in one or more series under an indenture or indentures (each, an “Indenture”), between us and the trustees named below, or other bank or trust company to be named as trustee (each, an “Indenture Trustee”).  The Unsecured Debt Securities will be our unsecured obligations.  If so provided in the prospectus supplement, the Unsecured Debt Securities will be our subordinated obligations (“Subordinated Debt Securities”).  Except as may otherwise be described in the prospectus supplement, Subordinated Debt Securities will be issued under the Indenture, dated as of May 1, 1995, as supplemented (the “Subordinated Indenture”), between us and The Bank of New York, as Trustee.  Except as may otherwise be described in the prospectus supplement, Unsecured Debt Securities other than Subordinated Debt Securities will be issued under an Indenture, dated as of September 1, 1996 (the “Unsecured Indenture”), between us and JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank), as Trustee.  Except as otherwise specified herein, the term “Indenture” includes the Subordinated Indenture and the Unsecured Indenture.

The following summary is subject to the provisions of and is qualified by reference to the Indenture, which is filed as an exhibit to or incorporated by reference in the registration statement.  Whenever particular provisions or defined terms in the Indenture are referred to herein, those provisions or defined terms are incorporated by reference herein.  Section and Article references used herein are references to provisions of the Indenture unless otherwise noted.

The Indenture provides that Unsecured Debt Securities may be issued from time to time in one or more series pursuant to an indenture supplemental to the Indenture or a resolution of our Board.  (Section 2.01)  The Indenture does not limit the aggregate principal amount of Unsecured Debt Securities which may be issued thereunder.  Our Third Restated Articles of Incorporation (the “Restated Articles”) limit the amount of unsecured debt that we may issue to the equivalent of 30% of the total of all secured indebtedness and total equity.  On June 17, 1999, a majority of the holders of the three classes of PacifiCorp preferred stock (the “Preferred Stock”), voting together as a single class, consented to an increase of $5 billion in the amount of unsecured indebtedness permitted under the Restated Articles.  At June 30, 2005, approximately $0.7 billion of unsecured debt was outstanding, and approximately $6.5 billion of additional unsecured debt could have been issued under this provision and consent.  The Indenture does not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of Unsecured Debt Securities protection in the event of a highly leveraged or similar transaction involving us or in the event of a change of control.

Reference is made to the prospectus supplement which will accompany this prospectus for the following terms of the series of Unsecured Debt Securities being offered thereby:

•                  the specific title of those Unsecured Debt Securities;

•                  any limit on the aggregate principal amount of those Unsecured Debt Securities;

•                  the date or dates on which the principal of those Unsecured Debt Securities is payable;

•                  the rate or rates at which those Unsecured Debt Securities will bear interest or the manner of calculation of the rate or rates;

•                  the date or dates from which any interest shall accrue, the interest payment dates on which any interest will be payable or the manner of determination of interest payment dates and the record dates for the determination of holders to whom interest is payable on any interest payment dates;

•                  the period or periods within which, the price or prices at which and the terms and conditions upon which those Unsecured Debt Securities may be redeemed, in whole or in part, at our option;

•                  our obligation, if any, to redeem or purchase those Unsecured Debt Securities pursuant to any sinking fund or analogous provisions or at the option of the holder thereof and the period or periods, the price or prices at which and the terms and conditions upon which those Unsecured Debt Securities shall be redeemed or purchased, in whole or part, pursuant to that obligation;

•                  the form of those Unsecured Debt Securities;

•                  if other than denominations of $1,000 (except with respect to Subordinated Debt Securities issued pursuant to the Subordinated Indenture, in which case other than denominations of $25) or, in either case, any integral multiple thereof, the denominations in which those Unsecured Debt Securities shall be issuable; and

•                  any and all other terms with respect to those series.  (Section 2.01)

For Subordinated Debt Securities issued pursuant to the Subordinated Indenture, the applicable prospectus supplement will also describe (a) the right, if any, to extend the interest payment periods and the duration of that extension and (b) the subordination terms of the Subordinated Debt Securities to the extent the subordination terms vary from those described under “—Subordination” below.

Subordination

The Subordinated Indenture provides that Subordinated Debt Securities are subordinate and junior in right of payment to the prior payment in full of all of our Senior Indebtedness (as defined below) as provided in the Subordinated Indenture.  No payment of principal of (including redemption and sinking fund payments), or premium, if any, or interest on, the Subordinated Debt Securities may be made if any Senior Indebtedness is not paid when due, any applicable grace period with respect to that default has ended and that default has not been cured or waived, or if the maturity of any Senior Indebtedness has been accelerated because of a default.  Upon payment by us or any distribution of our assets to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all amounts due or to become due on all Senior Indebtedness must be paid in full before the holders of the Subordinated Debt Securities are entitled to receive or retain any payment.  The rights of the holders of the Subordinated Debt Securities will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the Subordinated Debt Securities (including the Subordinated Debt Securities to be offered hereby) are paid in full.  (Sections 14.01 to 14.04 of the Subordinated Indenture)

The term “Senior Indebtedness” shall mean the principal of and premium, if any, and interest on and any other payment due pursuant to any of the following, whether outstanding at the date of execution of the Subordinated Indenture or thereafter incurred, created or assumed:

(1)          all of our indebtedness evidenced by notes (including indebtedness owed to banks), debentures, bonds or other securities sold by us for money;

(2)          all indebtedness of others of the kinds described in the preceding clause (1) assumed by or guaranteed in any manner by us or in effect guaranteed by us through an agreement to purchase, contingent or otherwise; and

(3)          all renewals, extensions or refundings of indebtedness of the kinds described in either of the preceding clauses (1) and (2);

unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing the same or the assumption or guarantee of the same expressly provides that that indebtedness, renewal, extension or refunding is not superior in right of payment to or is pari passu with the Subordinated Debt Securities.  The Senior Indebtedness shall continue to be Senior Indebtedness and entitled to the benefits of the subordination provisions contained in the Subordinated Indenture irrespective of any amendment, modification or waiver of any term of the Senior Indebtedness.  (Section 1.01 of the Subordinated Indenture)

The Subordinated Indenture does not limit the aggregate amount of Senior Indebtedness which may be issued.  As of June 30, 2005, our Senior Indebtedness aggregated approximately $4.3 billion.  As of June 30, 2005, we had no subordinated indebtedness.

As the Subordinated Debt Securities will be issued by us, the Subordinated Debt Securities effectively will be subordinate to all obligations of our subsidiaries, and the rights of our creditors, including holders of Bonds issued under the Mortgage, Subordinated Debt Securities and any other Unsecured Debt Securities issued by us, to participate in the assets of the subsidiaries upon liquidation or reorganization, and will be junior to the rights of the holders of all preferred stock, indebtedness and other liabilities of the subsidiaries, which may include trade payables, obligations to banks under credit facilities, guarantees, pledges, support arrangements, bonds, capital leases, notes and other obligations.

Certain Covenants of the Company

If, with respect to Subordinated Debt Securities issued pursuant to the Subordinated Indenture, there shall have occurred any event that would, with the giving of notice or the passage of time, or both, constitute an Event of Default under the Indenture, as described under “—Events of Default” below, or we exercise our option to extend the interest payment period described in clause (a) in the last sentence under “—General” above, we will not, until all defaulted interest on the Subordinated Debt Securities and all interest accrued on the Subordinated Debt Securities during any extended interest payment period described above and all principal and premium, if any, then due and payable on the Subordinated Debt Securities shall have been paid in full:

(i)  declare, set aside or pay any dividend or distribution on any of our capital stock, including the Common Stock, except for dividends or distributions in shares of our capital stock or in rights to acquire shares of our capital stock; or

(ii)  repurchase, redeem or otherwise acquire, or make any sinking fund payment for the purchase or redemption of, any shares of our capital stock (except by conversion into or exchange for shares of our capital stock and except for a redemption, purchase or other acquisition of shares of our capital stock made for the purpose of an employee incentive plan or benefit plan of ours or any of our subsidiaries and except for mandatory redemption or sinking fund payments with respect to any series of Preferred Stock that are subject to mandatory redemption or sinking fund requirements, provided that the aggregate stated value of all series of Preferred Stock outstanding at the time of any payment does not exceed five percent of the aggregate of (a) the total principal amount of all bonds or other securities representing secured indebtedness issued or assumed by us and then outstanding and (b) our capital and surplus to be stated on our books of account after giving effect to the payment); provided, however, that any moneys deposited in any sinking fund and not in violation of this provision may thereafter be applied to the purchase or redemption of the Preferred Stock in accordance with the terms of the sinking fund without regard to the restrictions contained in this provision.  (Section 4.06 of the Subordinated Indenture)  As of June 30, 2005, the aggregate stated value of the series of Preferred Stock outstanding was approximately $86.5 million, which represented approximately 1.2 percent of the aggregate of clauses (a) and (b) above at that date.

Form, Exchange, Registration and Transfer

Each series of Unsecured Debt Securities will be issued in registered form and, unless otherwise specified in the applicable prospectus supplement, will be represented by one or more global certificates.  If not represented by one or more global certificates, Unsecured Debt Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) or exchange, at the office of the Registrar or at the office of any transfer agent designated by us for that purpose with respect to any series of Unsecured Debt Securities and referred to in an applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture.  The transfer or exchange will be effected upon the registrar or the transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request.  (Section 2.05)  If a prospectus supplement refers to any transfer agent (in addition to the registrar) initially designated by us with respect to any series of Unsecured Debt Securities, we may at any time rescind the designation of any transfer agent or approve a change in the location through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for that series.  (Section 4.02)  We may at any time designate additional transfer agents with respect to any series of Unsecured Debt Securities.  The Unsecured Debt Securities may be transferred or exchanged without service charge, other than any tax or governmental charge imposed in connection therewith.  (Section 2.05)

In the event of any redemption in part, we shall not be required to (i) issue, register the transfer of or exchange any Unsecured Debt Security during a period beginning at the opening of business 15 days before any selection for redemption of Unsecured Debt Securities of like tenor and of the series of which that Unsecured Debt

Security is a part, and ending at the close of business on the earliest date in which the relevant notice of redemption is deemed to have been given to all holders of Unsecured Debt Securities of like tenor and of that series to be redeemed, or (ii) register the transfer of or exchange any Unsecured Debt Securities so selected for redemption, in whole or in part, except the unredeemed portion of any Unsecured Debt Security being redeemed in part.  (Section 2.05)

Payment and Paying Agents

Unless otherwise indicated in the prospectus supplement or the Unsecured Debt Securities are represented by one or more global certificates (see “Book-Entry Issuance”), payment of principal of and premium (if any) on any Unsecured Debt Security will be made only against surrender to the Paying Agent of that Unsecured Debt Security.  Unless otherwise indicated in the prospectus supplement or unless the Unsecured Debt Securities are represented by one or more global certificates, principal of and any premium and interest, if any, on Unsecured Debt Securities will be payable, subject to any applicable laws and regulations, at the office of the Paying Agent or Paying Agents as we may designate from time to time, except that at our option payments on the Unsecured Debt Securities may be made:

•                  by checks mailed by the Indenture Trustee to the holders entitled thereto at their registered addresses as specified in the Register for those Unsecured Debt Securities; or

•                  to a holder of $1,000,000 or more in aggregate principal amount of those Unsecured Debt Securities who has delivered a written request to the Indenture Trustee at least 14 days prior to the relevant payment date electing to have payments made by wire transfer to a designated account in the United States, by wire transfer of immediately available funds to the designated account;

provided that, in either case, the payment of principal with respect to any Unsecured Debt Security will be made only upon surrender of that Unsecured Debt Security to the Indenture Trustee.  Unless otherwise indicated in the prospectus supplement, payment of interest on an Unsecured Debt Security on any Interest Payment Date will be made to the person in whose name that Unsecured Debt Security (or Predecessor Security) is registered at the close of business on the Regular Record Date for that interest payment.  (Sections 2.03 and 4.03)

We will act as Paying Agent with respect to the Unsecured Debt Securities.  We may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts, except that we will be required to maintain a Paying Agent in each Place of Payment for each series of the respective Unsecured Debt Securities.  (Sections 4.02 and 4.03)

All moneys paid by us to a Paying Agent for the payment of the principal of or premium, if any, or interest on any Unsecured Debt Security of any series that remain unclaimed at the end of two years after that principal, premium, if any, or interest shall have become due and payable will be repaid to us and the holder of that Unsecured Debt Security will thereafter look only to us for payment thereof.  (Section 11.06)

Agreed Tax Treatment

The Subordinated Indenture provides that each holder of a Subordinated Debt Security, each person that acquires a beneficial ownership interest in a Subordinated Debt Security and we agree that for United States federal, state and local tax purposes it is intended that the Subordinated Debt Security constitutes indebtedness.  (Section 13.12 of the Subordinated Indenture)

Modification of the Indenture

The Indenture contains provisions permitting us and the Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the Unsecured Debt Securities of each series which are affected by the modification, to modify the Indenture or any supplemental indenture affecting that series or the rights of the holders of that series of Unsecured Debt Securities; provided that no modification may, without the consent of the holder of each outstanding Unsecured Debt Security affected thereby:

•                  extend the fixed maturity of any Unsecured Debt Securities of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof;

•                  reduce the percentage of Unsecured Debt Securities, the holders of which are required to consent to a supplemental indenture; or

•                  in the case of the Unsecured Indenture, reduce the percentage of Unsecured Debt Securities, the holders of which are required to waive any default and its consequences or modify any provision of the Indenture relating to the percentage of Unsecured Debt Securities (except to increase the percentage) required to rescind and annul any declaration of principal due and payable upon an Event of Default.  (Section 9.02)

In addition, we and the Indenture Trustee may execute, without the consent of any holder of Unsecured Debt Securities (including the Unsecured Debt Securities being offered hereby), any supplemental indenture for some other usual purposes, including the creation of any new series of Unsecured Debt Securities.  (Sections 2.01, 9.01 and 10.01)

Events of Default

The Indenture provides that any one or more of the following described events, which has occurred and is continuing, constitutes an “Event of Default” with respect to each series of Unsecured Debt Securities:

•                  default for 30 days (except with respect to Subordinated Debt Securities issued under the Subordinated Indenture, in which case default for 10 days) in payment of interest;

•                  default in payment of principal or premium, if any;

•                  default in other covenants (other than those specifically relating to one or more other series) for 90 days after notice; or

•                  specified events in bankruptcy, insolvency or reorganization.  (Section 6.01)

The holders of a majority in aggregate outstanding principal amount of any series of the Unsecured Debt Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee for that series.  (Section 6.06)  The applicable Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of any particular series of the Unsecured Debt Securities may declare the principal due and payable immediately upon an Event of Default with respect to that series, but the holders of a majority in aggregate outstanding principal amount of that series may annul the declaration and waive the Event of Default if it has been cured and a sum sufficient to pay all matured installments of interest and principal and any premium has been deposited with the Indenture Trustee.  (Sections 6.01 and 6.06)

The holders of a majority in aggregate outstanding principal amount of all series of the Unsecured Debt Securities issued under the Indenture and affected thereby may, on behalf of the holders of all the Unsecured Debt Securities of those series, waive any past default, except a default in the payment of principal, premium, if any, or interest.  (Section 6.06)  We are required to file annually with the applicable Indenture Trustee a certificate as to whether or not we are in compliance with all the conditions and covenants under the Indenture.  (Section 5.03(d))

No holder of an Unsecured Debt Security has any right by virtue or by availing of any provision of the Indenture to institute any suit, action or proceeding upon or under or with respect to the Indenture unless such holder previously has given written notice to the Indenture Trustee of an Event of Default with respect to Unsecured Debt Securities of that series and unless the holders of not less than 25% in aggregate principal amount of the Unsecured Debt Securities of such series then outstanding have made written request upon the Indenture Trustee to institute such action, suit or proceeding in its own name as trustee and have offered to the Indenture Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred, and the Indenture Trustee has failed to institute any such action, suit or proceeding for 60 days after its receipt of such notice, request and offer of indemnity.  (Section 6.04)

No holder of an Unsecured Debt Security of a specific series has any right in any manner whatsoever by virtue or by availing of any provision of the Indenture to affect, disturb or prejudice the rights of the holders of any other Unsecured Debt Securities of that series, or to obtain or seek to obtain priority over or preference to any other holder of Unsecured Debt Securities of that series, or to enforce any right under the Indenture, except in the manner provided and for the equal, ratable and common benefit of all holders of Unsecured Debt Securities of that series.  (Section 6.04)

Consolidation, Merger and Sale

The Indenture does not contain any covenant which restricts our ability to merge or consolidate with or into any other corporation, sell or convey all or substantially all of our assets to any person, firm or corporation or otherwise engage in restructuring transactions.  (Section 10.01)

Defeasance and Discharge

Under the terms of the Indenture, we will be discharged from any and all obligations under the Indenture in respect of the Unsecured Debt Securities of any series (except in each case for specific obligations to register the transfer or exchange of Unsecured Debt Securities, replace stolen, lost or mutilated Unsecured Debt Securities, maintain paying agencies and hold moneys for payment in trust) if we deposit with the Indenture Trustee, in trust, moneys or government obligations, in an amount sufficient to pay all the principal of, and interest on, the Unsecured Debt Securities of that series on the dates those payments are due in accordance with the terms of those Unsecured Debt Securities and, if, among other things, those Unsecured Debt Securities are not due and payable, or are not to be called for redemption, within one year, we deliver to the Indenture Trustee an Opinion of Counsel to the effect that the holders of Unsecured Debt Securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit and discharge had not occurred.

In addition to discharging those obligations under the Indenture as stated above, if:

(1)          We deliver to the Indenture Trustee an Opinion of Counsel (in lieu of the Opinion of Counsel referred to above) to the effect that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or, since the date of the Indenture, there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon the Opinion of Counsel shall confirm that, the holders of Unsecured Debt Securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if the deposit, defeasance and discharge had not occurred, and (b) the deposit shall not result in us, the Indenture Trustee or the trust resulting from the defeasance being deemed an investment company under the Investment Company Act of 1940, as amended; and

(2)          in the case of the Unsecured Indenture, no event or condition shall exist that would prevent us from making payments of the principal of (and premium, if any) or interest on the Unsecured Debt Securities on the date of the deposit or at any time during the period ending on the ninety-first day after the date of the deposit (it being understood that this condition shall not be deemed satisfied until the expiration of that period), then, in that event, we will be deemed to have paid and discharged the entire indebtedness on the Unsecured Debt Securities of that series.

In the event of any defeasance and discharge of Unsecured Debt Securities of a series, holders of Unsecured Debt Securities of that series would be able to look only to the trust fund for payment of principal of (and premium, if any) and interest, if any, on the Unsecured Debt Securities of that series.  (Sections 11.01, 11.02 and 11.03 of the Indenture)

Governing Law

The Indenture and the Unsecured Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.  (Section 13.04)

Information Concerning the Indenture Trustee

The Indenture Trustee, prior to default, undertakes to perform only those duties as are specifically set forth in the Indenture and, after default, shall exercise the same degree of care as a prudent person would exercise in the conduct of his or her own affairs.  (Section 7.01)  Subject to that provision, the Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Unsecured Debt Securities, unless offered reasonable indemnity by the holder against the costs, expenses and liabilities which might be incurred thereby.  (Section 7.02)  The Indenture Trustee is entitled, in the absence of bad faith on the part of the Indenture Trustee, to rely on the truthfulness of statements and the correctness of opinions expressed in certificates or opinions furnished to it, is not subject to liability for errors of judgment made by its officers in good faith, and is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.  (Section 7.01)

The Bank of New York and JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank) are, or have been, lenders and serve as trustees and agents under agreements involving us and our affiliates.

Miscellaneous

We will have the right at all times to assign any of our rights or obligations under the Indenture to any of our direct or indirect wholly-owned subsidiaries; provided that, in the event of any assignment, we will remain liable for all obligations.  Subject to the foregoing, the Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns.  The Indenture provides that it may not otherwise be assigned by the parties thereto.  (Section 13.11 of the Subordinated Indenture and Section 13.10 of the Unsecured Indenture).

BOOK-ENTRY ISSUANCE

Unless otherwise specified in the applicable prospectus supplement, The Depository Trust Company (“DTC”) will act as securities depositary for each series of the Additional Bonds and the Unsecured Debt Securities.  The Additional Bonds and the Unsecured Debt Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee) or such other name as may be requested by an authorized representative of DTC.  One or more fully-registered global certificates will be issued for the Additional Bonds and the Unsecured Debt Securities, representing the aggregate principal amount of each series of Additional Bonds or the aggregate principal amount of each series of Unsecured Debt Securities, respectively, and will be deposited with DTC or its custodian.  If, however, the aggregate principal amount of any issue exceeds $500,000,000, one certificate will be issued with respect to each $500,000,000 of principal amount and an additional certificate will be issued with respect to any remaining principal amount of such issue.

DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.  DTC holds securities that its participants (“Direct Participants”) deposit with DTC.  DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes between Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates.  Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and some other organizations.  DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”), which, in turn, is owned by a number of Direct Participants of DTC and Members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation (NSCC, GSCC, MBSCC, and EMCC, also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc.  Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”, and together with Direct Participants, “Participants”).  DTC has Standard & Poor’s highest rating: AAA.  The DTC Rules applicable to its Participants are on file with the SEC.  More information about DTC can be found at www.dtcc.com.

Purchases of Additional Bonds or Unsecured Debt Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Additional Bonds or Unsecured Debt Securities on DTC’s records.  The ownership interest of each actual purchaser of each Additional Bond and each Unsecured Debt Security (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records.  Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Additional Bonds or Unsecured Debt Securities.  Transfers of ownership interests in the Additional Bonds or Unsecured Debt Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners.  Beneficial Owners will not receive certificates representing their ownership interests in Additional Bonds or Unsecured Debt Securities, except in the event that use of the book-entry system for the Additional Bonds or Unsecured Debt Securities is discontinued.

To facilitate subsequent transfers, all Additional Bonds or Unsecured Debt Securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC.  The deposit of Additional Bonds or Unsecured Debt Securities with DTC and their registration in the name of Cede & Co. or such other nominee does not effect any change in beneficial ownership.  DTC has no knowledge of the actual Beneficial Owners of the Additional Bonds or Unsecured Debt Securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts those Additional Bonds or Unsecured Debt Securities are credited, which may or may not be the Beneficial Owners.  The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Beneficial Owners of Additional Bonds or Unsecured Debt Securities may wish to take certain steps to augment transmission to them of notices of significant events with respect to the Securities, such as redemptions, tenders, defaults, and proposed amendments to the security documents.  For example, Beneficial Owners of Additional Bonds or Unsecured Debt Securities may wish to ascertain that the nominee holding the Additional Bonds or Unsecured Debt Securities for their benefit has agreed to obtain and transmit notices to Beneficial Owners.  In the alternative, Beneficial Owners may wish to provide their names and addresses to the registrar and request that copies of the notices be provided directly to them.

Redemption notices shall be sent to Cede & Co. as the registered holder of the Additional Bonds or Unsecured Debt Securities.  If less than all of the Additional Bonds or Unsecured Debt Securities are being redeemed, DTC will determine the amount of the interest of each Direct Participant to be redeemed in accordance with its procedures, which, for the Additional Bonds and Unsecured Debt Securities that are not Subordinated Debt Securities, will be by lot.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will itself consent or vote with respect to Additional Bonds or Unsecured Debt Securities unless authorized by a Direct Participant in accordance with DTC’s procedures.  Under its usual procedures, DTC mails an omnibus proxy (the “Omnibus Proxy”) to the Mortgage Trustee or the Indenture Trustee, as applicable, as soon as possible after the record date.  The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts those Additional Bonds or Unsecured Debt Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Payments on the Additional Bonds or Unsecured Debt Securities will be made by the Mortgage Trustee and the Indenture Trustee, respectively, to Cede & Co. or such other nominee on behalf of us in immediately available funds.  DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information on payable date in accordance with their respective holdings shown on DTC’s records.  Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of the Participant and not of DTC (or its nominee), the Mortgage Trustee, the Indenture Trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time.  Payments on the Additional Bonds or Unsecured Debt Securities are the responsibility of the Mortgage Trustee or the Indenture Trustee, respectively, disbursement of the payments to Direct Participants is the responsibility of DTC, and disbursements of the payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

Definitive certificates for the Additional Bonds or the Unsecured Debt Securities will be printed and delivered only if:

•                  DTC (or any successor depositary) notifies us that DTC is unwilling or unable to continue as a depositary for the Additional Bonds or the Unsecured Debt Securities and we shall not have appointed a successor;

•                  we, in our sole discretion, determines to discontinue use of the book-entry system through DTC or any successor depositary; or

•                  a Beneficial Owner shall give notice to elect to have its Additional Bonds or the Unsecured Debt Securities purchased or tendered, through its Participant, to a tender agent, and shall effect delivery of such Securities by causing the Direct Participant to transfer the Participant’s interest in the Securities, on DTC’s records, to the tender agent.  The requirement for physical delivery of Additional Bonds or the Unsecured Debt Securities in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the Additional Bonds or the Unsecured Debt Securities are transferred by Direct Participants on DTC’s records and followed by a book-entry credit of tendered Additional Bonds or the Unsecured Debt Securities to the tender agent’s DTC account.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof.  We have no responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

PLAN OF DISTRIBUTION

We may sell the Securities through underwriters, dealers or agents, or directly to one or more purchasers.  The prospectus supplement with respect to the Securities being offered will set forth the specific terms of the offering of those Securities, including the name or names of any underwriters, dealers or agents, the purchase price of those Securities and the proceeds to us from the sale, any underwriting discounts, agency fees and other items constituting underwriters’ or agents’ compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If we use underwriters to sell Securities, we will enter into an underwriting agreement with the underwriters.  Those Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, at a fixed public offering price, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.  The underwriter or underwriters with respect to a particular underwritten offering of Securities will be named in the prospectus supplement relating to that offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of the prospectus supplement.  Any underwriting compensation paid by us to the underwriters or agents in connection with an offering of Securities, and any discounts, concessions or commissions allowed by underwriters to dealers, will be set forth in the applicable prospectus supplement to the extent required by applicable law.  Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the Securities will be subject to specific conditions, and the underwriters will be obligated to purchase all of the offered Securities if any are purchased.

If a dealer is used in the sale of any Securities, we will sell those Securities to the dealer, as principal.  The dealer may then resell the Securities to the public at varying prices to be determined by the dealer at the time of resale.  The name of any dealer involved in a particular offering of Securities and any discounts or concessions allowed or reallowed or paid to the dealer will be set forth in the prospectus supplement relating to that offering.

The Securities may be sold directly by us or through agents designated by us from time to time.  We will describe the terms of any direct sales in a prospectus supplement.  Any agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of any of the Securities will be named, and any commissions payable by us to the agent will be set forth, in the prospectus supplement relating to that offer or sale.  Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment.

If so indicated in an applicable prospectus supplement, we will authorize dealers acting as our agents to solicit offers by certain specified institutions to purchase Securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts (“Contracts”) providing for payment and delivery on a specified date or dates in the future.  Each Contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the prospectus supplement.  Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to our approval.  Contracts will not be subject to any conditions except (i) the purchase by an institution of the Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the institution is subject, and (ii) if the Securities are being sold to underwriters, we shall have sold to those underwriters the total principal amount of the Securities less the principal amount thereof covered by Contracts.  Agents and underwriters will have no responsibility in respect of the delivery or performance of Contracts.

In connection with a particular underwritten offering of Securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the classes or series of Securities offered, including stabilizing transactions and syndicate covering transactions.  A description of these activities, if any, will be set forth in the prospectus supplement relating to that offering.

Underwriters, dealers or agents and their associates may be customers of, engage in transactions with or perform services for us and our affiliates in the ordinary course of business.

We will indicate in a prospectus supplement the extent to which we anticipate that a secondary market for the Securities will be available.  Unless we inform you otherwise in a prospectus supplement, we do not intend to apply for the listing of any series of the Securities on a national securities exchange.  If the Securities of any series are sold to or through underwriters, the underwriters may make a market in such Securities, as permitted by applicable laws and regulations.  No underwriter would be obligated, however, to make a market in the Securities, and any market-making could be discontinued at any time at the sole discretion of the underwriters.  Accordingly, we cannot assure you as to the liquidity of, or trading markets for, the Securities of any series.

Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be “underwriters” within the meaning of, and any discounts and commissions received by them and any profit realized by them on resale of those Securities may be deemed to be underwriting discounts and commissions under, the Securities Act.  Subject to some conditions, we may agree to indemnify the several underwriters, dealers or agents and their controlling persons against specific civil liabilities, including liabilities under the Securities Act, or to contribute to payments that person may be required to make in respect thereof.

During such time as we may be engaged in a distribution of the securities covered by this prospectus we are required to comply with Regulation M promulgated under the Exchange Act.  With certain exceptions, Regulation M precludes us, any affiliated purchasers and any broker-dealer or other person who participates in such distributing from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete.  Regulation M also restricts bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.  All of the foregoing may affect the marketability of our securities.

LEGAL MATTERS

The validity of the Securities will be passed upon for us by Andrew P. Haller, General Counsel for the Company, and Stoel Rives LLP, counsel to the Company, 900 S.W. Fifth Avenue, Suite 2600, Portland, Oregon 97204, and for any underwriters, dealers or agents by Milbank, Tweed, Hadley & McCloy LLP, which also performs some legal services for our parent company and its affiliates (including the Company) from time to time in connection with other matters.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended March 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

With respect to unaudited interim financial information of PacifiCorp for the three-month periods ended June 30, 2005 and 2004 incorporated by reference in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information.  However, their separate report dated August 11, 2005 incorporated by reference herein states that they did not audit and they do not express an opinion on that unaudited financial information.  Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied.  PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the Registration Statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Registration fee	$82,390
Fees of state regulatory authorities*	1,000
Counsel fees*	300,000
Accountants’ fees*	150,000
Trustee fees*	50,000
Rating agency fees*	250,000
Indenture recording fees*	50,000
Blue sky expenses*	25,000
Printing and delivery of registration statement, prospectus, certificates, etc.*	75,000
Miscellaneous expenses*	10,725

Total*	$994,115

* Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Company’s Third Restated Articles of Incorporation (“Restated Articles”), and Bylaws, as amended (“Bylaws”), require the Company to indemnify directors and officers to the fullest extent not prohibited by law.  The right to and amount of indemnification ultimately will be subject to determination by a court that indemnification in the circumstances presented is consistent with public policy considerations and other provisions of law.  It is likely, however, that the Restated Articles would require indemnification at least to the extent that indemnification is authorized by the Oregon Business Corporation Act (“OBCA”).  The effect of the OBCA is summarized as follows:

(a)          The OBCA permits the Company to grant a right of indemnification in respect of any pending, threatened or completed action, suit or proceeding, other than an action by or in the right of the Company, against expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred, provided the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.  Indemnification is not permitted in connection with a proceeding in which a person is adjudged liable on the basis that personal benefit was improperly received unless indemnification is permitted by a court upon a finding that the person is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances.  The termination of a proceeding by judgment, order, settlement, conviction or plea of nolo contendere or its equivalent is not, of itself, determinative that the person did not meet the prescribed standard of conduct.

(b)         The OBCA permits the Company to grant a right of indemnification in respect of any proceeding by or in the right of the Company against the reasonable expenses (including attorneys’ fees) incurred, if the person concerned acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification may be granted if that person is adjudged to be liable to the Company unless permitted by a court.

(c)          Under the OBCA, the Company may not indemnify a person in respect of a proceeding described in (a) or (b) above unless it is determined that indemnification is permissible because the person has met the prescribed standard of conduct by any one of the following:

(1)          the Board, by a majority vote of a quorum consisting of directors not at the time parties to the proceeding;

(2)          if a quorum of directors not parties to the proceeding cannot be obtained, by a majority vote of a committee of two or more directors not at the time parties to the proceeding;

(3)          by special legal counsel selected by the Board or the committee thereof, as described in (1) and (2) above; or

(4)          by the shareholders.

Authorization of the indemnification and evaluation as to the reasonableness of expenses are to be determined as specified in any one of (1) through (4) above, except that if the determination of that indemnification’s permissibility is made by special counsel, then the determination of the reasonableness of those expenses is to be made by those entitled to select special counsel.  Indemnification can also be ordered by a court if the court determines that indemnification is fair in view of all of the relevant circumstances.  Notwithstanding the foregoing, every person who has been wholly successful, on the merits or otherwise, in defense of a proceeding described in (a) or (b) above is entitled to be indemnified as a matter of right against reasonable expenses incurred in connection with the proceeding.

(d)         Under the OBCA, the Company may pay for or reimburse the reasonable expenses incurred in defending a proceeding in advance of the final disposition thereof if the director or officer receiving the advance furnishes (i) a written affirmation of the director’s or officer’s good faith belief that he or she has met the prescribed standard of conduct and (ii) a written undertaking to repay the advance if it is ultimately determined that that person did not meet the standard of conduct.

The rights of indemnification described above are not exclusive of any other rights of indemnification to which officers or directors may be entitled under any statute, agreement, vote of shareholders, action of directors or otherwise.  Resolutions adopted by the Company’s Board require the Company to indemnify directors and officers of the Company to the fullest extent permitted by law and are intended to create an obligation to indemnify to the fullest extent a court may find to be consistent with public policy considerations.  In addition, resolutions adopted by the Company’s Board authorize the Company to enter into indemnification agreements with the directors of the Company’s corporate parent, Scottish Power plc.

The Company has directors’ and officers’ liability insurance coverage which insures directors and officers of the Company against specific liabilities.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)          Exhibits

A list of exhibits included as part of this Registration Statement is set forth in an Exhibit Index, which immediately precedes the exhibits.

ITEM 17.  UNDERTAKINGS.

(a)          The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(A)      To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(B)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(C)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(A) and (a)(1)(B) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)          The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on September 6, 2005.

PACIFICORP

By:	/s/ JUDITH A. JOHANSEN
Judith A. Johansen
(President and Chief Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been duly signed by the following persons on September 6, 2005 in the capacities indicated.

/s/ IAN M. RUSSELL*	Chairman of the Board of Directors
Ian M. Russell

/s/ JUDITH A. JOHANSEN	President, Chief Executive Officer and Director
Judith A. Johansen	(Principal Executive Officer)

/s/ RICHARD D. PEACH	Chief Financial Officer and Director
Richard D. Peach	(Principal Financial Officer)

/s/ DAVID MENDEZ	Chief Accounting Officer
David Mendez	(Principal Accounting Officer)

/s/ NOLAN E. KARRAS*	Director
Nolan E. Karras

/s/ ANDREW N. MACRITCHIE*	Director
Andrew N. MacRitchie

/s/ MICHAEL J. PITTMAN*	Director
Michael J. Pittman

/s/ A. RICHARD WALJE*	Director
Richard Walje

/s/ MATTHEW R. WRIGHT*	Director
Matthew R. Wright

/s/ BARRY G. CUNNINGHAM*	Director
Barry G. Cunningham

/s/ ANDREW P. HALLER	Director
Andrew P. Haller

*By:	/s/ ANDREW P. HALLER
Andrew P. Haller
Attorney-in fact

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

1(a)	Form of Underwriting Agreement relating to Additional Bonds

1(b)*	Form of Underwriting Agreement relating to Unsecured Debt Securities (Exhibit (1)(b), File No. 33-55309)

3(a)*	Third Restated Articles of Incorporation of the Company (Exhibit 3(a), Form 10-K for the year ended December 31, 1996, File No. 1-5152)

3(b)*	Bylaws of the Company as amended May 23, 2005 (Exhibit 3.2, Form 10-K for the year ended March 31, 2005, File No. 1-5152)

4(a)*

Mortgage and Deed of Trust dated as of January 9, 1989 between the Company and JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank), Trustee, Ex. 4-E, Form 8-B, File No. 1-5152 as supplemented and modified by seventeen Supplemental Indentures as follows:

Exhibit Number	File Type	Dated	File Number

(4)(b)			33-31861
(4)(a)	8-K	January 9, 1990	1-5152
4(a)	8-K	September 11, 1991	1-5152
4(a)	8-K	January 7, 1992	1-5152
4(a)	10-Q	Quarter ended March 31, 1992	1-5152
4(a)	10-Q	Quarter ended September 30, 1992	1-5152
4(a)	8-K	April 1, 1993	1-5152
4(a)	10-Q	Quarter ended September 30, 1993	1-5152
4(a)	10-Q	Quarter ended June 30, 1994	1-5152
4(b)	10-K	Year ended December 31, 1994	1-5152
4(b)	10-K	Year ended December 31, 1995	1-5152
4(b)	10-K	Year ended December 31, 1996	1-5152
4(b)	10-K	Year ended December 31, 1998	1-5152
99(a)	8-K	November 21, 2001	1-5152
4.1	10-Q	Quarter ended June 30, 2003	1-5152
99	8-K	September 8, 2003	1-5152
4	8-K	August 24, 2004	1-5152
4	8-K	June 13, 2005	1-5152

4(b)	Form of Supplemental Indenture to Mortgage and Deed of Trust to be used in connection with the issuance of Additional Bonds

4(c)	Form of Additional Bond

4(d)*

Indenture dated as of May 1, 1995 between the Company and The Bank of New York, as Trustee, as supplemented by three Supplemental Indentures (Exhibit (4)(a), File No. 333-03357, and Exhibit 4(h), File No. 333-09115)

4(e)	Form of Supplemental Indenture to Subordinated Indenture to be used in connection with the issuance of Subordinated Debt Securities

4(f)	Form of Subordinated Debt Securities (included in Exhibit 4(e) above)

EXHIBIT NO.	DESCRIPTION

4(g)*	Form of Indenture between the Company and The Chase Manhattan Bank, as Trustee, relating to Unsecured Debt Securities other than Subordinated Debt Securities (Exhibit 4(k), File No. 333-09115)

4(h)*	Form of Unsecured Debt Security other than Subordinated Debt Securities (included in Exhibit 4(g) above)

5(a)	Opinion of Stoel Rives LLP

12(a)*	Statements re Computation of Ratios of Earnings to Fixed Charges (Exhibit 12.1, Form 10-Q for the quarter ended June 30, 2005 File No. 1-5152)

15(a)	Letter re Unaudited Interim Financial Information

23(a)	Consent of PricewaterhouseCoopers LLP

23(b)	Consent of Stoel Rives LLP (included in Exhibit 5(a) above)

24(a)	Powers of Attorney

25(a)

Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Trustee under the Indenture dated as of May 1, 1995 relating to Subordinated Debt Securities, as supplemented, between the Company and The Bank of New York

25(b)

Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank), as Trustee under the Indenture relating to Debt Securities other than Subordinated Debt Securities, between the Company and JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank)

25(c)

Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank), as Trustee, under the Mortgage and Deed of Trust, dated as of January 9, 1989 between the Company and JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank), Trustee, as supplemented and modified, relating to Additional Bonds

* Incorporated by reference.